Exhibit 99.1

Contact:	David Taylor Chief Financial Officer (336) 335-7668
Investor Relations (866) 321-5418
LORILLARD, INC. REPORTS FOURTH QUARTER AND ANNUAL 2008 RESULTS
GREENSBORO, NC, February 9, 2009—Lorillard, Inc. (NYSE:LO) today reported results for the quarter and year ended December 31, 2008.
Highlights
•	Fiscal 2008
•	Net sales increased 5.9% to $4.204 billion from $3.969 billion in 2007.

•	Operating income increased 11.1% to $1.415 billion from $1.274 billion in 2007.

•	Total wholesale shipment volume increased 3.0% over 2007.

•	Newport retail market share increased by 0.37 points over 2007 to 9.92%.
•	Fourth Quarter 2008
•	Net sales increased 13.7% to $1.088 billion for the fourth quarter of 2008, compared to $957 million for the fourth quarter of 2007.

•	Operating income increased 47.9% to $414 million, or 38.1% of sales.

•	Net income increased 21% to $258 million, or $1.54 per share (basic).

•	Total wholesale shipment volume increased by 8.2% over the year ago period.

•	Newport retail market share increased by 0.32 points over the year ago period to 9.86%.
Fourth Quarter 2008 Results
Net sales were $1.088 billion in the fourth quarter of 2008, compared to $957 million in the fourth quarter of 2007. The 13.7% increase in net sales reflects higher average unit prices, higher net unit sales volume and lower sales promotion costs accounted for as a reduction in net sales. Gross profit was $494 million in the fourth quarter of 2008, compared to $422 million in the fourth quarter of 2007. The increase in gross profit reflects an increase in net sales, partially offset by higher manufacturing costs and higher costs related to the State Settlement Agreements.
Total Lorillard wholesale shipment volume for the fourth quarter of 2008 of 9.428 billion units increased 8.2% compared with the fourth quarter of 2007. Lorillard’s domestic wholesale shipments increased 8.3% for the same period. Total industry shipments decreased an estimated 3.3% for the fourth quarter of 2008 compared with the fourth quarter of 2007. See attached table for details of Lorillard wholesale shipments.
Newport’s domestic wholesale shipments increased 6.4% in the fourth quarter of 2008 compared to the fourth quarter of 2007.
Based on Lorillard’s proprietary retail shipment data, Newport continued to increase its retail market share during the fourth quarter of 2008 by 0.32 share points from 9.54% in the fourth quarter of 2007 to 9.86% in the fourth quarter of 2008. See attached table for selected retail share data.

Selling, general and administrative costs decreased in the fourth quarter of 2008, primarily due to a $66 million litigation charge in the fourth quarter of 2007. This decrease in costs was partially offset by an increase in legal expenses of $6 million in the fourth quarter of 2008 due primarily to the continuing defense costs associated with the Engle progeny cases. Operating income was $414 million, or 38.1% of sales, compared to $280 million, or 29.3% of sales, in the same year ago period.
Other income declined $22 million in the fourth quarter of 2008, compared to the fourth quarter of 2007, due to lower yields on investments and a lower average invested asset balance. Other income in the fourth quarter of 2008 includes losses from limited partnership investments totaling $0.5 million compared to income of $3 million in the fourth quarter of 2007. Lorillard’s investments in limited partnerships were substantially reduced during the first quarter of 2008. Investments in cash and cash equivalents as of December 31, 2008 include $953 million in treasury money market funds and $236 million in repurchase agreements with various financial institutions.
Lorillard’s effective income tax rate was 37.9% in the fourth quarter of 2008 compared to 29.6% in the fourth quarter of 2007, which increased income tax expense by $34 million. This was primarily due to the impact of the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period and the favorable resolution of certain tax matters in the fourth quarter of 2007.
Net income was $258 million, or $1.54 per share (basic) and $1.53 (diluted), compared to $213 million, or $1.23 per share in the fourth quarter of 2007. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in the fourth quarter of 2008 than in the fourth quarter of 2007 resulting from the share repurchase program completed during the fourth quarter of 2008. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.05.
“We are pleased with our results for the fourth quarter and full year 2008, which can be attributed to our strong operating performance and strides made growing our market share,” stated Martin Orlowsky, Chairman, President and Chief Executive Officer of Lorillard. “Despite the obvious difficulties in the macroeconomic environment, Lorillard continues to reap the benefits of our core strategies and we believe that we are well positioned to continue to manage through an uncertain environment going forward.”
2008 Results
Net sales were $4.204 billion in 2008, compared to $3.969 billion in 2007. The 5.9% increase in net sales reflects higher average unit prices and higher net unit sales volume and was partially offset by higher sales promotion costs accounted for as a reduction in net sales. During 2008, Lorillard’s domestic wholesale unit shipments increased by 3.2% versus an estimated industry decline of 3.3%. Gross profit was $1.776 billion in 2008, compared to $1.662 billion in 2007. The increase in gross profit reflects an increase in net sales, partially offset by higher manufacturing costs and higher costs related to the State Settlement Agreements. See attached tables for wholesale shipment and selected retail share data comparing 2008 and 2007.
Selling, general and administrative expenses decreased in 2008 compared to 2007 primarily due to a $66 million litigation charge in 2007, partially offset by an increase in legal expenses of $25 million in 2008 and $18 million of costs related to the separation of Lorillard from Loews.
Other income declined $90 million due to lower yields and a lower average invested asset balance. Other income in 2008 includes losses from limited partnership investments totaling $0.6 million. Lorillard’s investments in limited partnerships, which generated $34 million in investment income in 2007, were substantially reduced during the first quarter of 2008.
Lorillard’s effective income tax rate was 38.2% in 2008 compared to 35.1% in 2007, which increased income tax expense by $44 million, primarily due to the impact of the separation from Loews on the availability of the manufacturer’s deduction for the pre-separation period, the non-deductibility of certain separation expenses and the favorable resolution of certain tax matters in 2007.

Net income for 2008 was $887 million, or $5.15 per share, compared to $898 million, or $5.16 per share in 2007. These results reflect the impact of the aforementioned factors and the effect on earnings per share of a lower average number of shares outstanding in 2008 than in 2007 resulting from the share repurchase program completed during the fourth quarter of 2008. The impact of the reduction in the average number of shares outstanding increased earnings per share by $0.05.
Additional News
During the fourth quarter of 2008, Lorillard made a number of announcements.
On October 10, 2008, the Company completed its $400 million share repurchase program after repurchasing, in the aggregate, approximately 5.9 million shares at an average purchase price of $68.22 per share.
On November 5, 2008, Lorillard announced the election of Robert C. Almon to its Board of Directors. The Board now comprises eight members, including six non-executive independent Directors. Mr. Almon serves on the Company’s Audit and Compensation Committees.
On November 17, 2008, Lorillard announced the declaration of a quarterly dividend on its common stock, in the amount of $0.92, payable December 12, 2008 to shareholders of record December 2, 2008.
Conference Call
A conference call to discuss the fourth quarter and annual 2008 results of Lorillard, Inc. has been scheduled for 10:00 a.m. EDT, February 9, 2009. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (888) 713-4209, or for international callers, (617) 213-4863. The conference ID number is 51377878. An online replay will be available at the Company’s website following the call.
About Lorillard, Inc.
Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport®, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has five additional brand families marketed under the Kent®, True®, Maverick®, Old Gold® and Max® brand names. These six brands include 44 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.
Forward-Looking Statements
Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect”, “intend”, “plan”, “anticipate”, “estimate”, “believe”, “will be”, “will continue”, “will likely result”, and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.
Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Registration Statement on Form S-4 and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	December 31,
	Three Months		Year
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
	(Amounts in millions, except per share data)

Net sales (a)	$1,088	$957	$4,204	$3,969
Cost of sales (a) (b)	594	535	2,428	2,307

Gross profit	494	422	1,776	1,662
Selling, general and administrative (c)	80	142	361	388

Operating income	414	280	1,415	1,274

Other income, net	1	23	19	109

Income before income taxes	415	303	1,434	1,383
Income taxes	157	90	547	485

Net income	$258	$213	$887	$898

Earnings per share:
Basic	$1.54	$1.23	$5.15	$5.16
Diluted	$1.53	$1.23	$5.15	$5.16

Number of shares outstanding:
Basic	168.19	173.92	172.09	173.92
Diluted	168.29	173.92	172.21	173.92

(a)	Includes excise taxes of $176, $165, $712 and $688 for the respective periods.

(b)	Includes charges of $263, $247, $1,117 and $1,048 to accrue obligations under the State Settlement Agreements and charges of $23, $20, $100 and $94 to accrue obligations under the Federal Assessment for Tobacco Growers for the respective periods.

(c)	Includes a $66 charge for the three months and year ended December 31, 2007 related to litigation.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	December 31,	December 31,
(In millions)	2008	2007
	(Unaudited)
Assets:
Cash and cash equivalents	$1,191	$1,210
Accounts receivables, less allowance of $2 and $2	7	5
Other receivables	53	5
Receivables from limited partnerships	2	198
Inventories	255	223
Deferred income taxes	454	462

Total current assets	1,962	2,103

Plant and equipment	218	207
Prepaid pension assets	39	103
Other investments	15	65
Deferred taxes and other assets	88	122

Total assets	$2,322	$2,600

Liabilities and Shareholders’ Equity:
Accounts and drafts payable	$30	$29
Accrued liabilities	255	231
Settlement costs	974	919
Income taxes	14	9

Total current liabilities	1,273	1,188

Postretirement pension, medical and life insurance benefits	314	284
Other liabilities	100	115

Total liabilities	1,687	1,587

Commitments and Contingent Liabilities

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized - 600 million shares; par value—$.01 per share
Issued — 174 million and 174 million shares
Outstanding - 168 million and 174 million shares	2	2
Additional paid-in capital	222	217
Earnings retained in the business	965	882
Accumulated other comprehensive loss	(154)	(88)

	1,035	1,013
Treasury shares at cost, 6 million shares in 2008	(400)	—

Total shareholders’ equity	635	1,013

Total liabilities and shareholders’ equity	$2,322	$2,600

Lorillard, Inc. and Subsidiaries
Wholesale Shipments
Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	December 31,
	Three Months			Year
			%			%
	2008	2007	Change	2008	2007	Change

Full Price Brands

Total Newport	8,211,120	7,716,510	6.4	33,335,809	32,838,856	1.5
Total Kent	93,876	111,024	-15.4	398,190	481,842	-17.4
Total True	88,650	100,494	-11.8	369,582	435,407	-15.1
Total Max	5,988	6,992	-14.4	24,864	29,012	-14.3
Total Satin	0	0		0	72	-100.0

Total Full Price Brands	8,399,634	7,935,020	5.9	34,128,445	33,785,189	1.0

Price/Value Brands

Total Old Gold	134,045	147,162	-8.9	549,526	616,640	-10.9
Total Maverick	684,665	433,331	58.0	2,312,303	1,440,339	60.5

Total Price/Value Brands	818,710	580,493	41.0	2,861,829	2,056,979	39.1

Total Domestic Cigarettes	9,218,344	8,515,513	8.3	36,990,274	35,842,168	3.2

Total Puerto Rico and U.S. Possessions	210,060	201,882	4.1	759,996	794,676	-4.4

Grand Total	9,428,404	8,717,395	8.2	37,750,270	36,636,844	3.0

Notes:

1.	This information is unaudited and is not adjusted for returns.

2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

5.	The twelve month period ended December 31, 2008 contained one more shipping day than the comparable period ended December 31, 2007.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2008	2007	Pt Change	2008	2007	Pt Change

Lorillard	11.06	10.48	0.58	11.00	10.41	0.59

Newport	9.86	9.54	0.32	9.92	9.55	0.37

Total Industry Menthol	29.16	28.32	0.84	28.97	28.35	0.62

Newport Share of Menthol Segment	33.80	33.69	0.11	34.25	33.68	0.57

(1)	Unaudited information based on Lorillard’s Proprietary Retail Database